Exhibit 4.10

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MAGNETECH INTEGRATED SERVICES CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE TERM NOTE

FOR VALUE RECEIVED, MAGNETECH INTEGRATED SERVICES CORP., an Indiana corporation (the “Company”), promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered assigns or successors in interest, the sum of Three Million Dollars ($3,000,000), together with any accrued and unpaid interest hereon, on August 24, 2008 (the “Maturity Date”) if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Security and Purchase Agreement dated as of the date hereof by and between the Company, certain Subsidiaries of the Company and the Holder (as amended, modified and/or supplemented from time to time, the “Security Agreement”). This Note is issued pursuant to, and is subject to the terms and conditions of, the Security Agreement.

The following terms shall apply to this Secured Convertible Term Note (this “Note”):

ARTICLE I
CONTRACT RATE AND AMORTIZATION

1.1 Contract Rate. Subject to Sections 4.2 and 5.10, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus one percent (1.0%) (the “Contract Rate”). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on September 1, 2005, and on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise.

1.2 Contract Rate Adjustments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Maturity Date (each a “Determination Date”) and shall be subject to adjustment as set forth herein. If (i) the Company shall have registered the Grant Shares and the shares of the Common Stock underlying the conversion of this Note and each Warrant then outstanding on a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), and (ii) the average of the Closing Prices (as defined below) of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding a Determination Date (the “Closing Price Average”) exceeds the then applicable Fixed Conversion Price by at least twenty-five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2.0%) for each incremental twenty-five percent (25%) increase in the Closing Price Average of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained herein), in no event shall the Contract Rate at any time be less than zero percent (0%). For purposes of this Note, the “Closing Price”of the Common Stock shall mean: (i) in the event that the Common Stock is listed on the American Stock Exchange or New York Stock Exchange or the National or SmallCap Market of The Nasdaq Stock Market, Inc. (“Nasdaq”), the closing or last sale price, as the case may be, reported for the applicable day or (ii) in the event that the Common Stock is not traded on the American Stock Exchange or New York Stock Exchange or on the Nasdaq but is quoted on the NASD Over The Counter Bulletin Board, then the average of the closing bid and asked prices reported for the applicable day.

1.3 Principal Payments. Subject to Articles II and III below, amortizing payments of the aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall be made by the Company on March 1, 2006 and on the first business day of each succeeding month thereafter through and including the Maturity Date (each, an “Amortization Date”). Subject to Articles II and III below, commencing on the first Amortization Date, the Company shall make monthly payments to the Holder on each Repayment Date, each such payment in the amount of $100,000 together with any accrued and unpaid interest on such portion of the Principal Amount plus any and all other unpaid amounts which are then owing under this Note, the Security Agreement and/or any other Ancillary Agreement (other than the Revolving Note and each Minimum Borrowing Note) (collectively, the “Monthly Amount”). Any outstanding Principal Amount together with any accrued and unpaid interest thereon and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Security Agreement and/or any other Ancillary Agreement (other than the Revolving Note and any Minimum Borrowing Note) shall be due and payable on the Maturity Date.

ARTICLE II
CONVERSION AND REDEMPTION

2.1 Payment of Monthly Amount.

(a) Payment in Cash or Common Stock. If the Monthly Amount is required to be paid in cash pursuant to Section 2.1(b), then the Company shall pay the Holder an amount in cash equal to 101% of the Monthly Amount (the “Premium Fee”) due and owing to the Holder on the Amortization Date; provided, however, that if only a portion of such Monthly Amount may be converted into shares of Common Stock pursuant to Section 3.2, then the balance of such Monthly Amount that is required to be paid in cash shall not be subject to the

Premium Fee. If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 3.2) is required to be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Company to the Holder on such Amortization Date (in respect of such portion of the Monthly Amount converted into shares of Common Stock pursuant to Section 2.1(b)), shall be the number determined by dividing (i) the portion of the Monthly Amount converted into shares of Common Stock, by (ii) the then applicable Fixed Conversion Price. For purposes hereof, subject to Section 3.6 hereof, the initial “Fixed Conversion Price” means $0.26 per share of Common Stock.

(b) Monthly Amount Conversion Conditions. Subject to Sections 2.1(a), 2.2, and 3.2 hereof, the Holder shall convert into shares of Common Stock all of the Monthly Amount due on each Amortization Date (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 3.2) if the following conditions (the “Conversion Criteria”) are satisfied: (i) the average of the Closing Prices (as defined herein)of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding such Amortization Date shall be greater than or equal to 110% of the Fixed Conversion Price and (ii) the amount of such conversion does not exceed twenty eight percent (28%) of the aggregate dollar trading volume of the Common Stock for the period of twenty-two (22) trading days immediately preceding such Amortization Date. If subsection (i) of the Conversion Criteria is met but subsection (ii) of the Conversion Criteria is not met as to the entire Monthly Amount, the Holder shall convert only such part of the Monthly Amount that meets subsection (ii) of the Conversion Criteria. Any portion of the Monthly Amount due on an Amortization Date that the Holder has not been able to convert into shares of Common Stock due to the failure to meet the Conversion Criteria, shall be paid in cash by the Company at the rate of 101% of the Monthly Amount otherwise due on such Amortization Date, within three (3) business days of such Amortization Date, pursuant to Section 2.1(a) above.

2.2 No Effective Registration. Notwithstanding anything to the contrary herein, none of the Company’s obligations to the Holder under this Note may be converted into Common Stock unless (a) either (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with conversion of such obligations exists or (ii) an exemption from registration for resale of all of the Common Stock issued and issuable is available pursuant to Rule 144 of the Securities Act and (b) no Event of Default (as hereinafter defined) exists and is continuing, unless such Event of Default is cured within any applicable cure period or otherwise waived in writing by the Holder.

2.3 Optional Redemption in Cash. The Company may prepay this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred fifteen percent (115%) of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Security Agreement or any other Ancillary Agreement (other than the Revolving Note and any Minimum Borrowing Note) (the “Redemption Amount”) outstanding on the Redemption Payment Date (as defined below). The Company shall deliver to the Holder a written notice of redemption (the “Notice of Redemption”) specifying the date for such

Optional Redemption (the “Redemption Payment Date”), which date shall be seven (7) business days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has previously delivered a Notice of Conversion (as hereinafter defined) or for conversions elected to be made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if the Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Company fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

ARTICLE III
HOLDER’S CONVERSION RIGHTS

3.1 Optional Conversion. Subject to the terms set forth in this Article III, the Holder shall have the right, but not the obligation, to convert all or any portion of the issued and outstanding Principal Amount and/or accrued interest under this Note and fees due and payable under this Note, the Security Agreement or any other Ancillary Agreement (other than the Revolving Note and any Minimum Borrowing Note) into fully paid and nonassessable shares of Common Stock at the Fixed Conversion Price. Such conversion shall constitute complete satisfaction of the Principal Amount and/or accrued interest and fees so converted. The shares of Common Stock to be issued upon such conversion are herein referred to as, the “Conversion Shares.”

3.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the amount by which (i) 9.99% of the outstanding shares of Common Stock exceeds (ii) the number of shares of Common Stock beneficially owned by the Holder. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Conversion Shares limitation described in this Section 3.2 shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default, or upon 75 days prior notice to the Company. Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.2 are irrevocable and may not be waived by the Holder or any Company.

3.3 Mechanics of Holder’s Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion in substantially the form of Exhibit A hereto (appropriate completed) (“Notice of Conversion”) to the Company and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees that are being converted. The election to convert shall be irrevocable except (i) if an Event of Default has occurred and is continuing or (ii) if the Company has consented to such a revocation. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the

Company within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). Pursuant to the terms of the Notice of Conversion, the Company will issue instructions to the transfer agent accompanied by an opinion of the Company’s counsel within three (3) business days of the date of the delivery to the Company of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Company of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the Conversion Date. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides the Company written instructions to the contrary and further provides the Company any information reasonably requested and pays any transfer taxes or other fees relating to the issuance of the shares in a name other than that of the Holder.

3.4 Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon any conversion of this Note. In lieu of any fractional shares of Common Stock that would otherwise be issuable upon conversion, the Company shall pay the Holder an amount in cash equal to the product of such fraction multiplied by the then applicable Fixed Conversion Price.

3.5 Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price. In the event of any conversions of a portion of the outstanding Principal Amount pursuant to this Article III, such conversions shall be deemed to constitute conversions of the outstanding Principal Amount applying to Monthly Amounts for the remaining Amortization Dates in chronological order.

3.6 Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to this Note shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows:

(a) Reclassification. If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase the number of and kind of securities that would have been issued to the Holder had the Holder converted this Note into Common Stock immediately before such reclassification or other change.

(b) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Company in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(c) Share Issuances. Subject to the provisions of this Section 3.6, if the Company shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a Person other than the Holder (except (i) pursuant to Sections 3.6(a) or (b) above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to the Holder in writing; (iii) pursuant to any equity incentive plan for directors, officers or employees adopted by the Company; or (iv) the Notes, the Warrants, and Common Stock issued upon conversion or exercise, as applicable, of any of the Notes or Warrants) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset pursuant to the formula below. For purposes hereof, the issuance of any security of the Company convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of such securities rather than upon the issuance of Common Stock in connection with the conversion, exercise or exchange, as applicable, of such securities.

If the Company issues any additional shares of Common Stock for a consideration per share less than the then-applicable Fixed Conversion Price pursuant to this Section 3.6 then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

A + B
(A + B) + [((C - D) x B) / C]

A = Total amount of shares convertible pursuant to this Note

B = Actual shares sold in the offering

C = Fixed Conversion Price

D = Offer Price

(d) Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Section 3.6(c) above, the following shall apply:

(i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof); and

(iii) with respect to any shares of Common Stock issued upon the exercise or conversion of any option, warrant or other convertible security, the aggregate consideration received for such shares of Common Stock shall be deemed to be the consideration received by the Company for the issuance of such convertible securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subsections (i) and (ii) of this Section 3.6(d)).

3.7 Reservation of Shares. During the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Conversion Shares upon the full conversion of this Note. The Company represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Conversion Shares upon the conversion of this Note.

3.8 Registration Rights. The Holder has been granted registration rights with respect to the Conversion Shares as set forth in the Registration Rights Agreement.

3.9 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article IV of this Note, the Company shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

ARTICLE IV
EVENTS OF DEFAULT

4.1 Events of Default. The occurrence of an Event of Default under the Security Agreement shall constitute an event of default (“Event of Default”) hereunder.

4.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Company shall pay additional interest on the outstanding Principal Amount of this Note in an amount equal to one percent (1%) per month from the date of such Event of Default until the date such Event of Default is cured or waived.

4.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Company to the Holder under this Note, the Security Agreement and/or any other Ancillary Agreement and/or may elect, in addition to all rights and remedies of the Holder under the Security Agreement and the other Ancillary Agreements and all obligations and liabilities of the Company under the Security Agreement and the other Ancillary Agreements, to require the Company to make a Default Payment (“Default Payment”). The Default Payment shall be 112% of the outstanding principal amount of the Note, plus accrued but unpaid interest under this Note, all other fees arising under this Note or the Security Agreement or any other Ancillary Agreement (other than the Revolving Note and any Minimum Borrowing Note), and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Note, the Security Agreement, and/or the other Ancillary Agreements (other than the Revolving Note and any Minimum Borrowing Note), then to accrued and unpaid interest due on this Note and then to the outstanding principal balance of this Note, and any remaining balance of the Default Payment shall be retained by the Holder. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 4.3.

ARTICLE V
MISCELLANEOUS

5.1 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof until the date this Note is indefeasibly paid in full and irrevocably terminated.

5.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

5.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address provided in the Security Agreement executed in connection herewith, and to the Holder at the address provided in the Security Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto.

5.5 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

5.6 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

5.7 Cost of Collection. In case of any Event of Default under this Note, the Company shall pay the Holder reasonable costs of collection, including reasonable attorneys’ fees.

5.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR ANCILLARY TO THIS NOTE OR ANY OF THE ANCILLARY AGREEMENTS; PROVIDED, THAT THE COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH THE COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE SECURITY AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO

ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND THE COMPANY ARISING OUT OF, CONNECTED WITH, ANCILLARY OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS ANCILLARY HERETO OR THERETO.

5.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

5.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

5.11 Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Company and its Subsidiaries as more fully described in the Security Agreement dated as of the date hereof and (ii) in the equity interests of the Companies’ Subsidiaries pursuant to the Pledge Agreement dated as of the date hereof. The obligations of the Company under this Note are guaranteed by certain Subsidiaries of the Company pursuant to the Guaranty dated as of the date hereof.

5.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.13 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register the Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Secured Convertible Term Note to be signed in its name effective as of this 24th day of August, 2005.

MAGNETECH INTEGRATED SERVICES CORP.

	By:	/s/ John A. Martell
		Name:	John A. Martell
		Title:	President & CEO
WITNESS:

/s/ Laura D. Seng

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Secured Convertible Term Note into Common Stock)

Magnetech Integrated Services Corp.
1125 S. Walnut Street
South Bend, Indiana 46619
Attention: Chief Financial Officer

The undersigned hereby converts $_________ of the principal, $______ of the interest and $________ of the fee due on [specify applicable Repayment Date] under the Secured Convertible Term Note dated as of August 24, 2005 (the “Note”) issued by Magnetech Integrated Services Corp. (the “Company”) by delivery of shares of Common Stock of the Company (“Shares”) on and subject to the conditions set forth in the Note.
1.	Date of Notice:
2.	Shares To Be Delivered:
3.	Holder DWAC Instructions:
4.	Holder Address:

[HOLDER]

By:
Name:
Title: